Filed pursuant to Rule 424(b)(3)

SEC File No. 333- 269363

PROSPECTUS SUPPLEMENT NO. 4

(to Prospectus dated February 3, 2023)

8,666,666 Shares of Common Stock

Warrants to Purchase up to 17,333,332 Shares of Common Stock

Up to 17,333,332 Shares of Common Stock underlying Warrants

Pre-Funded Warrants to purchase up to 8,666,666 Shares of Common Stock

Up to 8,666,666 Shares of Common Stock underlying Pre-Funded Warrants

Tenax Therapeutics, Inc.

This prospectus supplement updates, amends and supplements the prospectus dated February 3, 2023, as amended by Prospectus Supplement No. 1 dated March 31, 2023, Prospectus Supplement No. 2 dated April 13, 2023 and Prospectus Supplement No. 3 dated May 31, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333- 269363).  Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with information contained in our Current Report on Form 8-K filed with the SEC on June 13, 2023, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Common Stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “TENX.” The last reported closing price for our Common Stock on Nasdaq on June 13, 2023 was $0.3422 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 16 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 13, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2023

Tenax Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34600	26-2593535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Glen Lennox Drive, Suite 300

Chapel Hill, North Carolina 27517

(Address of principal executive offices) (Zip Code)

919-855-2100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	TENX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item. 5.07 Submission of Matters to a Vote of Security Holders.

On June 9, 2023, Tenax Therapeutics, Inc. (the “Company”) held its 2023 annual meeting of stockholders (the “Annual Meeting”). The following proposals were voted upon at the Annual Meeting and the final voting results with respect to each such proposal are set forth below.

At the Annual Meeting, stockholders elected directors to the Company’s Board of Directors (the “Board”) for a one-year term expiring in 2024, or until his or her successor is duly elected and qualified, based on the following votes:

Members	For	Withheld	Broker Non-Votes
June Almenoff	5,721,880	1,732,058	3,488,528
Michael Davidson	5,831,066	1,622,872	3,488,528
Declan Doogan	5,831,510	1,622,428	3,488,528
Christopher T. Giordano	5,831,712	1,622,226	3,488,528
Robyn M. Hunter	5,885,682	1,568,256	3,488,528
Gerald T. Proehl	5,835,929	1,618,009	3,488,528
Stuart Rich	5,877,562	1,576,376	3,488,528

At the Annual Meeting, stockholders were asked to approve an amendment to the Company’s certificate of incorporation, as amended, to authorize a reverse stock split of each issued and outstanding share of the Company’s common stock by a ratio of not less than one-for-three (1:3) and not more than one-for-forty (1:40), with the exact ratio to be set at a number within this range as determined by the Board in its sole discretion, and to permit the Board to implement or abandon this amendment no later than June 9, 2024 (the “Reverse Stock Split Proposal”). The Reverse Stock Split Proposal was not approved at the Annual Meeting, with a vote of 5,560,628 shares for, 5,268,941 shares against, 112,897 shares abstaining, and no broker non-votes.

In addition, at the Annual Meeting, stockholders were asked to approve Amendment No. 1 to the Tenax Therapeutics, Inc. 2022 Stock Incentive Plan to increase the number of shares authorized for issuance under the plan by 2,750,000 shares (the “Plan Amendment Proposal”). The Plan Amendment Proposal was not approved at the Annual Meeting, with a vote of 2,775,491 shares for, 4,415,521 shares against, 262,926 shares abstaining, and 3,488,528 broker non-votes.

At the Annual Meeting, stockholders ratified the selection of Cherry Bekaert LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023. The vote for such ratification was 9,331,120 shares for, 1,014,740 shares against, 596,606 shares abstaining, and no broker non-votes.

Lastly, stockholders approved the proposal regarding the adjournment of the Annual Meeting, if necessary, to permit further solicitation and vote of proxies, if there are not sufficient votes at the time of the Annual Meeting or any adjournment or postponement thereof to approve one or more of the proposals presented at the Annual Meeting (the “Adjournment Proposal”). The Adjournment Proposal was approved at the Annual Meeting, with a vote of 7,279,249 shares for, 3,269,109 shares against, 394,108 shares abstaining, and no broker non-votes. The Annual Meeting was not adjourned as to any of the proposals considered by stockholders.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tenax Therapeutics, Inc.

Date: June 13, 2023	By:	/s/ Christopher T. Giordano
Christopher T. Giordano
President and Chief Executive Officer

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